CREDIT AGREEMENT


                                 relating to a


                                Senior Term Loan

                  in the maximum aggregate principal amount of

                                DM 50,000,000.00


                                  arranged by


            Berliner Handels- und Frankfurt Bank, Frankfurt am Main


                                  in favour of


                        Arrow Electronics GmbH, Dreieich

                                 the "Borrower"


                                  provided by


           Berliner Handels- und Frankfurter Bank, Frankfurt am Main

                National Westminster Bank AG, Frankfurt am Main

        Schweizerische Kreditanstalt (Deutschland) AG, Frankfurt am Main


                                  the "Banks"


           Berliner Handels- und Frankfurter Bank, Frankfurt am Main

                                  the "Agent"

                                     INDEX

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                                                                                Page
                                                                                ----
Section I                 - INTRODUCTION                                        1-5

                          1.  Definitions                                       1-4
                          2.  Conditions Precedent                              5

Section II                - THE TERM LOAN                                       5



Section III               - GENERAL LENDING PROVISIONS                          6/7


                          5.  Drawing                                           6
                          6.  Interest Periods                                  7

Section IV                - INTEREST AND FEES                                   7/8


                          7.  Interest                                          7
                          8.  Fees                                              8
                              8.1 Arrangement Fee                               8
                              8.2 Agency Fee                                    8

Section V                 - REPAYMENT AND PREPAYMENT                            8/9


                          9.  Repayment                                         8
                          10.  Optional Prepayment                              9

Section VI                - CHANGE OF CIRCUMSTANCES                             9/10


Section VII               - PAYMENTS                                            10/11


Section VIII              - COLLATERAL                                          11


Section IX                - AFFIRMATIVE COVENANTS                               12-14


Section X                 - NEGATIVE COVENANTS                                  14-16


Section XI                - EVENTS OF DEFAULT                                   16/17


Section XII               - AGENCY                                              17-21


Section XIII              - MISCELLANEOUS                                       22/23


                          30.  Costs
                          31.  Assignments
                          32.  Amendments and Waiver
                          33.  Partial Invalidity
                          34.  Confidentiality
                          35.  Jurisdiction and Governing Law
                          36.  BHF-BANK's General Business Conditions



APPENDIX:                 Exhibit   I: General Business Conditions
                          Exhibit  II: Form of a Notice of Drawing
                          Exhibit III: Form of a Notice of Interest Period Selection
                          Exhibit  IV: Form of the Subordinated Guarantee
                          Exhibit   V: Assignment Agreement
                          Exhibit  VI: Confirmation to the Assignment Agreement


This credit agreement (hereinafter referred to as "Agreement") is made the 14th day of April, 1993 between

Arrow Electronics GmbH, Dreieich (hereinafter referred to as 'Borrower'),

Berliner Handels- und Frankfurter Bank, National Westminster Bank AG and Schweizerische Kreditanstalt (Deutschland) AG (hereinafter collectively referred to as "Banks" and each individually a "Bank"), and

Berliner Handels- und Frankfurter Bank as agent for the Banks (in this capacity hereinafter referred to as "Agent").


WHEREAS, the Borrower holds 55% of the Interest in Spoerle Electronic Handelsgesellschaft mbH & Co. and Spoerle GmbH, Dreieich (hereinafter collectively referred to as "Spoerle"), and

WHEREAS, the Borrower has the target to refinance all of its current outstandings totalling DM 50,000,000.00 under the term loan agreement dd. January 16, 1990 and the interim loan agreement dd. January 27, 1993, and

WHEREAS, in order to realize the abovementioned target, the Borrower has requested the Banks to make available a new term loan (hereinafter referred to as "Term Loan") in the maximum aggregate principal amount of DM 50,000,000.00.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, the Borrower, the Agent and the Banks hereby agree as follows:


                                I.  Introduction


1.    Definitions:

      In this Agreement and the Exhibits hereto, the following terms shall have the respective meanings set forth below:


      "AGBs" shall mean the General Business Conditions of Berliner Handels-und Frankfurter Bank, Frankfurt am Main (see Exhibit 1).

      "Agreement" shall mean this credit agreement between the Borrower and the Agent and the Banks dd. April 14, 1993.

      "Agent" shall mean Berliner Handels- und Frankfurter Bank, Frankfurt am Main.

      "Banking Day" shall mean a day on which banks are open for business in Frankfurt am Main and London.

      "Banks" shall mean Berliner Handels- und Frankfurter Bank, Frankfurt am Main, National Westminster Bank AG, Frankfurt am Main, and Schweizerische Kreditanstalt (Deutschland) AG, Frankfurt am Main.

      "Borrower" shall mean Arrow Electronics GmbH, Dreieich.

      "Business Plan" shall mean the projection of the Borrower dd. 3/9/1993 for fiscal years 1993 through 1997.

      "Cash" shall mean the available cash balances in any bank account held in the name of the Borrower.

      "Commitment" in relation to a Bank shall mean the obligation of such Bank to contribute to the Term Loan up to the aggregate principal amount set underneath its name on the signature page.

      "Deutsche Mark" or "DM" shall mean the lawful currency of the Federal Republic of Germany or any succeeding political entity thereof.

      "Distribution" shall mean (i) the declaration or payment of any dividend on or in respect of any equity or similar interest in any Person, or (ii) the redemption or other retirement of any equity of any Person, directly or indirectly, or (iii) the return of capital by any Person to its shareholders as such.

      "Drawing" shall mean the amount of borrowing made available by the Banks to the Borrower under the Term Loan.

      "Earnings Before Interest and Taxes" shall mean for any period the sum of the following in each such period: (i) Net Income, after eliminating therefrom all extraordinary items of income and expenses, plus (ii) tax expense, and (iii) Interest Expense of the Borrower.

      "Event of Default" shall mean any event as specified in Section XI.

      "Excess Cash" shall mean the aggregate of

      (i) Operating Cash Flow, minus (i) the Borrower's Interest Expenses, minus (ii) the Borrower's taxes, minus (iii) any repayments according to Section V of this Agreement;

      (ii) the proceeds of any disposal (net of related costs, expenses, taxes and duties properly incurred and relating directly to the disposal thereof) of any property or other assets of the Borrower;

      (iii) any other money raised by the Borrower other than (a) in the ordinary course of trading or (b) to the extent not in (a) above, in the ordinary course of business of the Borrower where such amount is equal to or less than DM 250,000.00 (or its equivalent in any other currency) in respect of any single transaction and no more than DM 1,000,000.00 in any Fiscal Year or (c) borrowings which are not prohibited by Section X.

      "Expenditures" shall mean any capital expenditures the Borrower makes, assumes, or incurs for the purchase, improvement, or acquisition of fixed assets in any Fiscal Year;

      "Fiscal Year" shall mean the period from January 1 through and including December 31 for each accounting year of the Borrower or any other accounting period which the Borrower deems to be its accounting year.

      "Indebtedness" shall mean as to any Person (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, except trade accounts payable arising in the ordinary course of business, and (iii) all Indebtedness of others guaranteed by such Person.

      "Intangible Assets" shall mean balance sheet items which lack physical substance, including but not limited to copyrights, patents, trademarks, goodwill, computer programs, franchises, licenses and import and export permits.

      "Interest" shall mean the interest in the share capital of Borrower and/or the Borrower's interest, directly or indirectly, in its Subsidiaries.

      "Interest Expense" shall mean for any period the aggregate expenses of the Borrower in such period for interest, commitment fees, other financing fees, including guarantee fees, and similar expenses on Indebtedness.

      "Leverage ratio" shall mean the ratio of Total Bank Debt to Net Worth of the Borrower.

      "LIBOR" (London Interbank Offered Rate) relating to each Interest
      Period shall mean the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent) of the respective rates as quoted by the British Bankers Association (at present) on Telerate Screen Page No. 3750 at or about 11:00 a.m. (London time) on the second Banking Day prior to the commencement of such Interest Period. The details of such calculation based on Telerate Screen Page No. 3750 shall be transmitted by the Agent to the Borrower and each Bank immediately upon fixing of the applicable rate for each Interest Period. Such determination shall, absent manifest error, be final, conclusive and binding. Should for any reason whatsoever the quotation by the British Bankers Association not be available, the interest relating to such Interest Period shall be determined by the Agent (which determination shall be conclusive and binding on the Borrower) as being the arithmetic mean (rounded upwards to the nearest whole multiple of one sixteenth of one percent) of the rates per annum at which the Agent is being offered like amounts for like periods by prime banks in the London Interbank Eurocurrency market at or about 11:00 a.m. (London time) on the second Banking Day prior to the commencement of such Interest Period.

      "Minimum Net Worth" shall mean Net Worth (excluding any minority interest) as set out under Section IX, para 20.4.

      "Net Income" shall mean for any period, the net income (or net deficit), after deduction of all expenses, including depreciation and amortization, taxes and other proper charges.

      "Net Worth" shall mean Total Assets less Total Liabilities (excluding minority interests) of the Borrower determined in accordance with generally accepted accounting principles of the United States and any applicable laws.

      "Notice of Drawing" shall mean a notice in the form of Exhibit 2 duly completed and signed by the Borrower.

      "Notice of Interest Period Selection" shall mean a notice in the form of Exhibit ... duly completed and signed by the Borrower.

      "Operating Cash Flow" shall mean for any Fiscal Year the aggregate of the Subsidiaries Net Income, plus (i) depreciation and amortization, plus/minus (ii) changes in working capital, plus/minus (iii) any extraordinary items of income and expenses, minus (iv) Expenditures, and minus (v) any minority interest, all calculated based upon the Borrower's consolidated financial statements required to be delivered to the Agent under Section IX., para 20.1.3.

      "Person" shall mean any natural person, corporation, partnership, firm, association, government, governmental agency or any other juridical entity, whether acting in an individual, fiduciary or other capacity.

      "Reference Date" shall mean the date at which any Fiscal Year of the Borrower is ended.

      "Reinvestments" shall mean (i) any Expenditures and/or (ii) any investments of the Borrower in any Person or Persons in connection with Distributions.

      "Security Document" shall mean each document as referred to in Section VIII (see Exhibits 4 through 6).

      "Subsidiary" shall mean, as to the Borrower, any or all other companies of which more than 50% of the equity or similar interest having ordinary voting power (irrespective of whether or not at the time equity of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Borrower and/or one or more of its Subsidiaries.

      "Term Loan Maturity Date" shall mean April 21, 2000.

      "Total Bank Debt" shall mean all bank Indebtedness of the Borrower.

      "Total Debt Service" shall mean all Interest Expenses and principal repayments the Borrower incurs from Indebtedness.

2.    Nature of the Banks' Obligations and Rights:

      2.1.  The obligations of each Bank hereunder are several.

      2.2. The failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any such other party be liable for the failure by such Bank to perform its obligations hereunder.

3. Conditions Precedent:

     Save as the Banks may otherwise agree with the Borrower the obligations of the Banks hereunder are subject to the condition that the Agent shall have received on or before April 14, 1993 free of expense all of the following in form and substance satisfactory to it:

     3.1.   Certified true copies of a notarial deed recording the

            (a) "Abtretungsvertrag" and "Kaufvertrag" concerning 40% of the Interest in Spoerle formerly held by Carlo Giersch,

            (b) "Abtretungsvertrag" and "Kaufvertrag" concerning 15% of the Interest in Spoerle formerly held by Carlo Giersch.

     3.2. Subordinated Payment guarantee (the "Guarantee") in the amount of DM 50,000,000.00 in a form and substance satisfactory to the Banks to be issued by Arrow Electronics, Inc., Melville/NY (the "Guarantor") as per Exhibit 4, duly signed and executed.

     3.3.   Duly executed statement of assignment regarding as per Exhibit 5.

     3.4. Duly executed statement from Mr. Carlo Giersch concerning his consent to the assignment as per Exhibit 6.

     3.5. Certificate of the Borrower and the Guarantor setting out the name and specimen signatures of the persons authorized to sign on behalf of the Borrower and Guarantor, this Agreement, the Guarantee and any documents to be delivered and statements to be given by the Borrower or Guarantor hereunder and thereunder.

     3.6. A legal opinion of an inhouse counsel of the Guarantor in form and substance satisfactory to the Agent, confirming that the Guarantee constitutes a valid existing obligation enforceable in accordance with its terms and that all consents, licences, approvals, registrations necessary have been obtained or effected and are in full force and effect.

     3.7. True copy of the latest excerpt from the Commercial Register ("Handelsregister") of the Borrower and Spoerle.

     3.8.   The Business Plan dd. 3/9/1993.

     3.9. Evidence satisfactory to the Agent that the Borrower is in compliance with Section IX, para 20.4.


                                 II. Term Loan


4. The Banks hereby make available to the Borrower a Term Loan in the maximum aggregate principal amount of DM 50,000,000.00 (Deutsche Mark fifty million) which shall be used to refinance all existing bank indebtedness of the Borrower in a total amount of DM 50,000,000.00.

                        III.  General Lending Provisions


5.   Drawing:

     5.1. The total amount of the Term Loan shall be utilized in one single Drawing from the sources of the Eurocurrency market an April 21, 1993 and any amount not drawn on that date shall reduce the amount of the Term Loan accordingly.

     5.2.   Notice of Drawing:

            The Borrower shall give the Notice of Drawing by letter or telefax to be received by the Agent not later than three Banking Days (until 12.00 noon Frankfurt time) before the date on which the Drawing is to be made, specifying the date of Drawing, the amount, and Interest Period. Such notice shall be irrevocable and binding on the Borrower and shall oblige the Borrower to borrow such amount on the stated date. The Agent shall promptly notify each Bank of the proposed Drawing, of each Bank's proportionate share thereof and of the other matters covered by the Notice of Drawing.

     5.3.   Disbursement of Funds:

            Not later than 10.00 A.M. (Frankfurt time) on the drawing date specified in the Notice of Drawing each Bank shall make available its pro-rata share of such Drawing requested to be made on such date. Unless the Agent shall have been notified by any Bank prior to the date of Drawing that such Bank does not intend to make available to the Agent its portion of the Drawing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Drawing and the Agent may, in reliance upon such assumption, make available the amount of the Drawing to be provided by such Bank. If such amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to the Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such amount forthwith upon the Agent's demand therefor, the Agent may promptly notify the Borrower which shall immediately (but in any event not later than five Banking Days after such demand) pay such amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, a) interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent, at a rate per annum equal to the overnight Interbank Offered Rate (calculated on the basis of actual number of days elapsed and a year of 360 days) and b) any losses incurred by the Agent as a result of the failure of such Bank from its obligation to fulfil its commitment hereunder without prejudice to any rights the Borrower may have against any Bank as a result of any default by such Bank hereunder.

     5.4. The Drawing under the Term Loan shall be funded by the Banks on the basis of their respective pro-rata share in the Term Loan commitment.

6.   Interest Periods:

     Each Interest Period for the Term Loan shall be of a duration of one, three or six months as selected by the Borrower by written notice or telefax to the Agent in the form of Exhibit 3 at least three Banking Days (until 12.00 noon Frankfurt time) prior to the beginning of each Interest Period, provided that:

     6.1. if the Borrower fails to select the duration of an Interest Period in accordance with the above provision, such Interest Period shall be for a period of three months;

     6.2. the first Interest Period shall commence on the date of the Drawing and end upon expiry of one, three or six months, as the Borrower may have selected, thereafter;

     6.3. each subsequent Interest Period shall commence on the expiry of the preceding Interest Period and end upon expiry of one, three or six months, provided, however, that the last Interest Period does not exceed the Term Loan Maturity Date;

     6.4. if an Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next Banking Day in the same calendar month, or, if none, on the immediately preceding Banking Day;

     6.5. if an Interest Period commences on the last Banking Day in a calendar month and/or if there is no numerically corresponding day in the calendar month one, three or six months, as the case may be, after the commencement of such Interest Period, that Interest Period shall end on the last Banking Day in that calendar month;

     6.6. if an Interest Period would overrun a repayment date, such Interest Period shall - for the amount of repayment - be of such shorter duration as shall be necessary for such repayment date to be the last day of such Interest Period.


                           IV.      Interest and Fees



7.   Interest:

     7.1. The Borrower shall pay interest on the Drawing under the Term Loan in accordance with the following paragraphs:

             7.1.1. The interest rate for each Interest Period shall be determined by the Agent two Banking Days prior to such Interest Period and shall be based on LIBOR with an initial interest margin of 3/4% p.a.

                    The initial interest margin is subject to the following adjustments:

                    - provided that the Leverage ratio - as determined by the
                      Agent - equals or is less than .75 : 1 on December 31, 1994, the margin shall be 5/8% p.a. in calendar year 1995, and

                    - provided that the Leverage ratio - as determined by the
                      Agent - equals or in less than .50 : 1 on December 31, 1995, the margin shall be 1/2% p.a. in calendar year 1996 and thereafter.

             7.1.2. The aforesaid "step-down" margins shall only be adjusted upon the Agent's receipt of the latest audited Fiscal Year statement of the Borrower and shall be applicable for the Interest Periods following the receipt of such Fiscal Year statement.

             7.1.3. Beginning with the first Interest Period following April
                    21, 1998 the interest margin then in place shall be increased by 1/8% p.a. for the remaining lifetime of the loan.

             7.1.4. Interest shall be payable on the last day of each Interest
                    Period and calculated on the basis of the actual number of days elapsed and a year of 360 days.

8.   Fees:

     8.1     Arrangement Fee:

             The Borrower shall pay to the Agent for its own account an arrangement fee in the amount and in the manner specified in the mandate letter dd. January 28, 1993 from the Agent to the Borrower.

     8.2     Agency Fee:

             The Borrower shall pay to the Agent for its account an agency fee in the amount and in the manner specified in the mandate letter dd. January 28, 1993 from the Agent to the Borrower.


                       V.       Repayment and Prepayment


9.   Repayment:

     9.1     Borrower shall repay the Term Loan by the following installments:

                    DM    5,000,000.00 on April 21, 1994
                    DM    5,000,000.00 on April 21, 1995
                    DM    5,000,000.00 on April 21, 1996
                    DM    7,500,000.00 on April 21, 1997
                    DM    7,500,000.00 on April 21, 1998
                    DM   10,000,000.00 on April 21, 1999
                    DM   10,000,000.00 on April 21, 2000

     9.2 All outstanding amounts under the Term Loan shall mature and become due and payable in full on the Term Loan Maturity Date.

     9.3     Repayments shall be made together with accrued interest thereon.

10.  Optional Prepayments:

     10.1 The Borrower shall have the right, upon at least five Banking Days prior written notice to the Agent, to prepay the Term Loan in full or in part, with minimum amounts of DM 1,000,000.00 and integral multiples of DM 500,000.00. Such notice of prepayment shall be irrevocable and binding on the Borrower and shall oblige the Borrower to make such prepayment on the date specified therein.

     10.2 Prepayments shall be made together with accrued interest thereon at the end of any Interest Period and shall be applied to the two next following installments. Any prepayments exceeding the amount of the two installments shall be applied pro-rata among the remaining maturities,

     10.3    Prepayments shall only be permitted by means of Excess Cash and/or
             Cash.

     10.4 Any amounts prepaid under the Term Loan shall not be reborrowed hereunder.

     10.5 A full prepayment through a bank refinancing, e.g. in connection with further acquisitions of Interest in Spoerle, shall be permitted provided that the Banks shall be asked to arrange such refinancing at terms and conditions reasonably satisfactory to the Banks. Otherwise, the Borrower agrees to pay a loan breakage fee of 1/2% flat on the then outstanding amount under the Term Loan, payable to the Agent for distribution among the Banks according to their respective share in the Term Loan.


                          VI. Change of Circumstances


11. Upon the Agent determining (which determination - save in case of manifest error - shall be conclusive and binding on the Borrower) and notifying the Borrower that:

     11.1 deposits in Deutsche Mark in the ordinary course of business are not available to the Banks in the London Interbank Currency Market in sufficient amounts at the relevant time with respect to any Interest Period; or

     11.2 by reason of any change in any law, regulation, treaty or directive (whether or not having the force of law) or the interpretation or application thereof by any authority charged with the administration or application thereof (including but not limited to any reserve, deposit or similar requirements) and for compliance by the Banks with any request from or requirement of any central bank or other fiscal, monetary or other governmental authority, it has or shall become unlawful or materially impracticable to the Banks to perform any or all of its obligations under this Agreement, in particular to make, fund or maintain any borrowing out of the Eurocurrency market; and/or the costs to the Banks of making, funding or maintaining any of the borrowings is increased; and/or as a result of the aforesaid the amount of principal, interest or other amounts payable to the Banks under this Agreement is re-duced; and/or the Banks make any payment or forego any interest or other return on or calculated by reference to the gross amount of any sum receivable by it from the Borrower hereunder;

     then, in any such event at the Banks option

     11.3 upon demand from time to time the Borrower shall pay to the Banks such amount as shall compensate the Banks for such increased costs, reduction, payment or foregone interest or other return, provided that the Banks certificate setting out details on the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated shall (save in the case of manifest error) be conclusive; and/or

     11.4 the Banks may terminate their obligations under this Agreement whereupon the Borrower will prepay forthwith (or if permitted by law on the next following interest payment date or interest payment dates) the Drawing together with all interest accrued thereon and all other amounts payable to the Banks hereunder.


                                 VII.  Payments


12. All payments to be made by the Borrower shall be made in Deutsche Marks on the relevant day to such account with such financial institution as the Agent may have notified to the Borrower.

13. All payments to be made by the Borrower hereunder shall be made without set-off or counterclaim and free and clear of and without deduction for or on account of any present or future taxes of any nature now or hereafter imposed unless the Borrower is compelled by law to make payment subject to such tax. In such event the Borrower shall pay to the Agent such additional amounts as may be necessary to ensure that the Agent and the Banks, respectively, receive a net amount equal to the full amount which the Agent and Banks would have received had payment not been made subject to such tax. The Borrower shall provide the Agent with the receipt evidencing the payment of such tax. The Borrower shall indemnify each Bank against any losses or costs incurred by it by reason of any failure by the Borrower to make payment of tax or by reason of such increased payment not being made on the due date for such payment.

14. Whenever any payment hereunder shall become due on a day which is not a Banking Day the due date thereof shall be extended to the next succeeding Banking Day, unless such succeeding Banking Day falls in the next calendar month in which event such due date shall be the next preceding Banking Day. Interest shall be adjusted accordingly.

15. If the Borrower fails to pay when due any amount hereunder on the due date, this amount becomes overdue and shall be treated as an overdraft on a current account and shall bear interest thereon equal to the Agent's prime rate plus two percentage points.

16. Subject to payments being made to the Agent as provided herein, the Agent shall make available

     16.1 to the Borrower on the relevant due date, all sums so received by the Agent from the Banks in respect of the Drawing to the Borrower by crediting such account of the Borrower at such bank as the Borrower may designate to the Agent; and

     16.2 to each Bank on the relevant due date, its pro-rata share (if any) of any payments so received by the Agent from the Borrower by crediting such account of that Bank at such bank as that Bank may from time to time designate to the Agent.

17. If any sum is made available to the Agent later than the time required, the Agent shall make payment to the Borrower as provided above as soon as practicable thereafter.

18. Where an amount is to be paid hereunder to the Agent for the account of another person, the Agent shall not be obliged to make the same available to that other person until it has been able to establish that it has actually received such amount, but if it does so and it proves to be the case that it had not actually received the amount it paid out, then (i) the person to whom such amount was so made available shall on request refund the same to the Agent, and (ii) the person by whom such amount should have been made available to the Agent shall on request pay to the Agent an amount sufficient to indemnify the Agent against any costs or losses it may have suffered or incurred by reason of its having paid out the amount in question prior to its receiving the same.


                                VIII. Collateral


19. The obligations of the Borrower under this Agreement shall be secured by the following collateral as set out in Exhibits 4 through 6 in favour of the Agent and the Banks, and the Agent for the benefit of the Banks, as the case may be:

     19.1    The Guarantee

     19.2 An assignment of (i) all present and future claims and rights of the Borrower against Spoerle with regard to Distributions, (ii) all present and future claims of the Borrower against Spoerle with regard to repayment claims arising from Distributions retained on the non-permanent capital account with Spoerle, and (iii) all present and future claims with regard to compensation claims of the Borrower in case the Borrower ceases to be a shareholder of Spoerle.

     The securing of the Banks claims under this Agreement shall not affect the Banks additional rights according to Article 14 and 15 of the AGBs.

                           IX. Affirmative Covenants


20. The Borrower agrees that, as long as any amounts are outstanding under this Agreement or the Banks have any commitment to lend pursuant to this Agreement, the Borrower shall:

     20.1    furnish the Agent:

             20.1.1 as soon as available and in any event within 60 days after the end of each fiscal quarter beginning with the quarter ending March 31, 1993 with a consolidated balance sheet of the Guarantor, and the respective profit and loss account for such quarter;

             20.1.2 as soon as available and in any event within 120 days after the close of each of the Guarantor's Fiscal Year, with an audited consolidated annual balance sheet, including the respective profit and loss account for such year and a statement of changes in the financial position of the Guarantor, made out in accordance with generally accepted accounting principles in the United States and in compliance with any applicable laws, in each case certified by an independent certified public accountant of internationally recognized standing reasonably acceptable to the Agent;

             20.1.3 an soon as available and in any event within 150 days after close of each of the Borrower's Fiscal Year, with an audited consolidated annual balance sheet, including the respective profit and loss account for such year and a statement of changes in the financial position of the Borrower, made out in accordance with generally accepted accounting principles in the United States and in compliance with any applicable laws, in each case certified by an independent certified public accountant of internationally recognized standing reasonably acceptable to the Agent;

             20.1.4 as soon as available but not later than within 150 days after the close of each of Spoerle's Fiscal Year, with an audited consolidated annual balance sheet, including the respective profit and loss account for such year and a statement of changes in the financial position of Spoerle, made out in accordance with generally accepted accounting principles in the United States and in compliance with any applicable laws, in each case certified by an independent certified public accountant of internationally recognized standing reasonably acceptable to the Agent;

             20.1.5 as soon as available but not later than by the end of the first quarter of each Fiscal Year with its annual budget proposal for the subsequent Fiscal Year;

             20.1.6 as soon as possible but not later than within 150 days after the close of each of the Borrower's Fiscal Year with a statement of the Chief Financial officer of the Borrower which, in reasonable detail, demonstrates compliance with the required Negative Covenants under Section X;

             20.1.7 upon reasonable request by the Agent with other information regarding the business, affairs or condition (financial or otherwise) of the Borrower and all of its Subsidiaries, and permit upon reasonable request, the Agent to inspect the properties of the Borrower and any of its Subsidiaries and to have the books or records of the Borrower and any of its Subsidiaries inspected, audited, and examined by an independent accounting firm to take extracts therefrom;

     20.2 maintain such insurances as are normally maintained by companies carrying on similar business in the place of its incorporation, and duly pay all premiums and other moneys necessary for effecting and keeping up such insurances as and when they become due;

     20.3 give notice to the Banks in the event of the relocation of its present corporate headquarters or the present corporate headquarters of Spoerle;

     20.4 maintain a Minimum Net Worth of DM 45,000,000.00 without taking into account minority interests, if any;

     20.5 notify the Agent promptly after becoming aware of the occurrence of each Event of Default or each event which, with the giving of notice or the lapse of time, or both, or the fulfilment of any other condition would or might constitute an Event of Default setting forth details of such Event of Default or event and the action which the Borrower has taken or has caused to be taken or proposes to take with respect thereto;

     20.6 make the following representations and warranties to the Agent and the Banks which shall be deemed to be continuing representations and warranties until the Term Loan Maturity Date:

             20.6.1 no event has occurred which constitutes or which, with the giving of notice or the lapse of time, or both, or the fulfilment of any other condition, would constitute an Event of Default under this Agreement or a default under or in respect of any loan agreement, contract or instrument relating to borrowings to which the Borrower is a party, aggregating at least DM 100,000.00, by which it is bound or to which it or any of its assets may be subject to;

             20.6.2 no litigation, arbitration or administrative proceedings are presently pending or, to the best knowledge of the Borrower, claimed against the Borrower which, if adversely determined, would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries - taken as a whole - or on its ability to perform its obligations under this Agreement;

             20.6.3 no material adverse change has occurred in the financial condition of the Borrower and its Subsidiaries - taken as a whole - from that set forth in the Borrower's audited consolidated balance sheet and profit and loss account for Fiscal Year 1991;

     20.7 advise the Agent with full particulars of any respect in which any of the aforesaid representations and warranties cannot at any time be renewed and save as stated by such advice it shall be deemed to have renewed each of the following representations and warranties at the beginning of each Interest Period;

     20.8 undertake that the Banks obligations hereunder will at all times constitute direct, unconditional, unsubordinated and general obligations of, and will rank at all times at least pari passu with all other present and future unsecured obligations issued, created or assumed by the Borrower.


                             X. Negative Covenants


21. The Borrower agrees that as long as the Banks have any commitment to lend under this Agreement, or as long as any amounts are outstanding under this Agreement, the Borrower shall not:

     Earnings Before Interest and Taxes (=EBIT) to Total Debt Service ratio:

     21.1 permit that on any Reference Date and during the respective period set forth below (to be determined at the end of each fiscal quarter) the ratio of EBIT to Total Debt Service to be less than:

        from the date of this Agreement through December 31, 1993   2.00 to 1
                    January 1, 1994 through December 31, 1994       2.25 to 1
                    January 1, 1995 through April 21, 2000          2.50 to 1

     Leverage ratio:

     21.2 permit that the Leverage ratio on any Reference Date and during the respective period set forth below (to be determined at the end of each fiscal quarter) exceed the ratio provided for such period as hereinafter specified:

        from the date of this Agreement through December 31, 1993    1.25 to 1
             from January 1, 1994 through December 31, 1995          1.00 to 1
             from January 1, 1995 through April 21, 2000              .75 to 1

     21.3 permit that Minimum Net Worth on any Fiscal Year end to be less than the amounts specified in Section IX, para 20.4;

     21.4 allow any of its Subsidiaries to take any business actions, other than in the ordinary course of business, which would have a material adverse effect on the Borrower's financial condition and/or the Borrower's ability to perform any of its obligations under this Agreement;

     21.5 incur or permit to exist outstanding any Indebtedness to any Person, except Indebtedness of the Borrower incurred under this Agreement and in the ordinary course of business with its trade creditors which is not incurred through the borrowing of money or the obtaining of credit through grace periods ("Zahlungsziele") exceeding 60 days;

     21.6 make, assume or incur, any Expenditures if by reason thereof the aggregate of all such Expenditures would exceed the amount of depreciation or an amount of not more than DM 200,000.00 in any Fiscal Year. Such Expenditure shall be the sum of total leasing costs plus total purchases of fixed assets for the Fiscal Year;

     21.7 sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets to any Person, without the prior written consent of the Agent;

     21.8 grant loans to any of its Subsidiaries or other Arrow Electronics, Inc. group companies in Europe, except for (i) grace periods resulting from trading receivables in the ordinary course of business and (ii) loans funded out of Excess Cash and/or Cash;

     21.9 grant loans to the Guarantor and/or any other Person which is not associated with it or in which it is not a shareholder;

     21.10 permit the stated balance in its share of unpaid Distributions held in the non-permanent capital account of Spoerle to be less than DM 20,000,000.00, without the prior written consent of the Banks;

     21.11 make Distributions, except to Electronics Distribution International B.V., Nieuwegein/Netherland for Reinvestments in its Subsidiaries in Europe;

     21.12 undertake that, so long as any amount payable by the Borrower hereunder shall remain unpaid, the Borrower shall not (except with the Banks prior written consent), create or permit or subsist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement of any kind (hereinafter the "encumbrance"), in respect of the whole or any part of the Borrowers' present or future undertakings, property, assets or revenues to secure any Indebtedness, whether present or future, contingent or otherwise, other than:

             21.12.1 any encumbrance which has been disclosed to the Banks in writing prior to the execution hereof and secures only Indebtedness outstanding at the date hereof;

             21.12.2 encumbrance arising solely by operation of law and the ordinary ordinary course of business or contained in any contract for the purchase or the sale of goods or surplus entered into in the ordinary course of business of the company creating the same;

             21.12.3 any encumbrance over or in relation to any fixed asset and created for the purposes of financing the cost of acquisition of such asset, where the amount secured by such encumbrance does not exceed the cost of such acquisition; and

                 21.12.4 any other encumbrances which in the aggregate for the Borrower secure Indebtedness the principal amount of which shall not exceed DM 1,000,000.00 of the Borrowers' consolidated tangible net worth, unless the Borrower ensures that such encumbrance shall secure equally and ratably, to the Banks satisfaction, the Borrowers' obligations to the Banks hereunder.


                            XI. Events of Default


22.  Upon the occurrence of any of the following events:

         22.1 the Borrower fails to pay when due any interest and/or principal amount due from it hereunder at the time and in the manner specified herein and such failure to pay continues for a period of ten Banking Days after the due date, or the Borrower fails to pay when due any other amounts due from it hereunder at the time and in the manner specified herein and such failure to pay continues for a period of thirty Banking Days after the due date; or

         22.2 the Borrower fails to perform or to observe or violates any of its obligations hereunder other than an obligation to make a payment in particular the Borrower fails to comply with any of its covenants contained in Section IX and Section X hereof and such failure shall continue for 10 Banking Days; or

         22.3 any statement made in this Agreement or any Exhibit thereto or any document or instrument delivered or furnished pursuant to this Agreement, or otherwise in connection with the transactions contemplated hereby or any report, certificate, financial statement or other instrument furnished in connection with this Agreement, shall prove to have been false or incorrect in any material respect when made and such false or incorrect statement shall not be corrected within 10 Banking Days; or

         22.4 the Borrower fails to pay when due or within any applicable period of grace any principal, interest or any other amount payable exceeding DM 100,000.00 or fails to observe and/or to perform, and/or violates any obligations, representations or warranties under any agreement or instrument other than this Agreement, except for any amount disputed by the Borrower in good faith; or

         22.5 any change in the controlling Interest of the Borrower, except for the transfer of the Interest of the Borrower within the Arrow Electronics, Inc. Group; or

         22.6 any reduction in the present 55% Interest of the Borrower in Spoerle; or

         22.7 the occurrence of substantial changes in the nature of the Borrower's business and/or of that of its Subsidiaries carried out at or from the date of this Agreement; or

         22.8 any change of the Borrower's and/or its Subsidiaries' Articles of Association has been made which has a material adverse effect on the Borrower's ability to fulfil its obligations under and in connection with this Agreement;

         then, or at any time thereafter, in any such event and in addition to, without limitation to, any of the Banks rights granted herein or hereunder or under the AGBs (in particular Article 19 thereof) the Agent may take either or both of the following actions:

         (i) by written notice to the Borrower declare any principal amount then still outstanding hereunder immediately due and payable, whereupon the same shall become immediately due and payable by the Borrower together with all interest accrued thereon and any other amounts payable hereunder;

         (ii) by written notice to the Borrower declare that this Agreement shall be cancelled, whereupon the same shall be cancelled and the Commitments of each Bank shall immediately be reduced to nil.

         The Borrower shall fully indemnify the Agent and the Banks for and against any expenses (including but not limited to legal fees), losses, damages or liabilities which the Agent or the Banks may incur or sustain as a consequence of the occurrence of any Event of Default.


                                  XII.  Agency


23.  Appointment of the Agent:

         23.1 Each Bank irrevocably appoints the Agent to act as its agent for the purposes of this Agreement and authorizes the Agent to take any actions on its behalf and to exercise such rights, powers and discretions hereunder as are specifically delegated to the Agent by the terms hereof, together with such rights, powers and discretions as the Agent considers reasonably incidental thereto. The Agent shall have only those duties and responsibilities which are expressly specified in this Agreement. In connection with its rights, powers and discretions under this Agreement, the Agent shall act solely as the agent of each of the Banks, and the Agent shall not assume, and shall not be deemed to have assumed, any obligations to, or fiduciary relationship with, the Banks other than those for which specific provision is made by this Agreement or any obligations to, or fiduciary relationship with, the Borrower.

         23.2 In relation to the Security Documents entered into by the Agent and/or the Banks, as the case may be, securing the obligations of the Borrower under this Agreement, each of the Banks hereby appoints the Agent as its agent to act in its name and on its behalf for the purpose of taking all steps necessary to create, perfect, administer and exercise its respective rights under such Security Documents and the Agent hereby agrees to act in such capacity.

                 23.2.1 Each of the Banks hereby acknowledges and agrees that:

                 23.2.1.1 it shall not have any independent power to enforce the security to be created or evidenced by the Security Documents or any of them or to exercise any rights, remedies, discretions or powers or to grant any consents or releases under or pursuant to the Security Documents or any of them or otherwise have direct recourse to the security created or evidenced by the Security Documents or any of them except through the Agent; and

                 23.2.2.2 the Agent shall not be required to take any action or proceedings under or in relation to any of the Security Documents or to exercise any of the rights, powers or discretions conferred on it by any of the Security Documents other than upon the instructions of the Banks; and

                 23.2.2.3 the Agent shall not take any actions to enforce the security created or evidenced by the Security Documents unless or until it shall have received instructions from the Banks directing it to do so, whereupon the Agent shall, to the extent that it is legally entitled to do so, take action to enforce such security in the manner (and only in the manner) directed by the Banks.

         23.3 In the event of a realization of securities all amounts so received by the Agent pursuant to the terms and conditions of the Security Documents shall (except as otherwise provided herein) be applied in the following order of priority:

                 23.3.1 first, in or towards payment of any amount then due to the Agent under Section XV, para 30;

                 23.3.2 second, in or toward payment of any amount due to the Agent and the Banks pro-rata to their share in the aggregate Drawing under the Term Loan.

         23.4 In acting as agent of the Banks for the purpose of this Agreement the Agent shall be exempted from the restrictions otherwise imposed upon it by the provisions of Section 181 of the German Civil Code ("Burgerliches Gesetzbuch").

24.      Agent's Rights:

         The Agent may

         24.1 assume that none of the events mentioned in Section XI. has occurred and that the Borrower is not in breach of or in default under its obligations hereunder unless it has actual knowledge or actual notice to the contrary;

         24.2 assume that each Bank's funding office is that identified at the date hereof in Exhibit . until it has received from such Bank a notice designating some other office of such Bank as its funding office and act upon any such notice until the same is superseded by a further such notice;

         24.3 engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it deem necessary, expedient or desirable in connection with this Agreement, the transaction contemplated therein or the Security Documents and rely upon any advice so obtained;

         24.4 rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

         25.5 rely upon any communication or document believed by it to be genuine;


         24.6 refrain from exercising any right, power or discretion vested in it under this Agreement or the Security Documents unless and until instructed by the Banks as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

         24.7 refrain from acting in accordance with any instructions of the Banks to begin any legal action or proceeding arising out of or in connection with this Agreement or the Security Documents until it shall have been indemnified and/or secured to its satisfaction against any and all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

25.      Agent's Duties:

         The Agent shall

         25.1 promptly inform each Bank of the contents of any notice or document received by it from the Borrower hereunder;

         25.2 promptly notify each Bank of the occurrence of any of those events mentioned in Section XI or any default by the Borrower in the due performance of its obligations under this Agreement of which the Agent has actual knowledge or actual notice;

         25.3 subject to the foregoing provisions of this Section, act in accordance with any instructions given to it by the Banks; and

         25.4 if so instructed by the Banks, refrain from exercising a right, power or discretion vested in it under this Agreement.

26.      Exoneration of Agent:

         26.1 Notwithstanding anything to the contrary expressed or implied herein, the Agent shall not:

                 26.1.1 be bound to enquire as to the occurrence or otherwise of any of those events mentioned in Section XI, as to the performance by the Borrower of its obligations hereunder or as to any breach of or default by the Borrower of or under its obligations hereunder;

                 26.1.2 be bound to account to any Bank for any amount or the profit element of any amount received by it or them for its or their own account;

                 26.1.3 be bound to disclose to any other person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

                 26.1.4 be under any obligations other than those for which express provision is made herein.

         26.2 The Agent shall not have any responsibility for the accuracy and/or completeness of any information in connection with the transactions contemplated by this Agreement and the Security Documents or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or the Security Documents, or any document delivered pursuant hereto and neither the Agent nor any of its respective directors, officers or employees shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement or the Security Documents, or any such other document save in the case of gross negligence or wilful misconduct.

27.      Indemnity to Agent:

         To the extent that (i) the Borrower is obliged by this Agreement to indemnify the Agent but does not do so (but without in any way affecting or limiting any such obligation, in respect of which the Banks shall be subrogated to the Agent's rights to the extent of their respective payments to the Agent under this paragraph) or (ii) the Borrower is not obliged to do so, each Bank shall indemnify the Agent in the proportion borne by its outstandings under the Term Loan (or, if no Drawing is then outstanding, in the proportion borne by its Commitment to the total Commitments) at the time any such instructions are given, against any and all costs, claims, expenses (including legal fees) and liabilities which the Agent may incur in complying with any instructions received by it from the Banks other than those arising from its own gross negligence or wilful misconduct in complying with those instructions.

28.      Non-Reliance on the Agent:

         28.1 It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and accordingly each Bank confirms to the Agent that it has not relied, and will not hereinafter rely on the Agent:

                 28.1.1 to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower in connection with this Agreement or the Security Documents (whether or not such information has been or is hereafter circulated to such Bank by the Agent); or

                 28-1.2 to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

29.      Termination of the Agency:

         The Agent may resign its appointment hereunder. After the giving of any notice of proposed termination, the Banks may in writing appoint, on behalf of the Banks, a successor as Agent. If such successor has not accepted in writing the appointment within a thirty (30) days period after the notice of proposed termination, the Agent may within a further thirty (30) days appoint, on behalf of the Banks, a successor which shall be a reputable and experienced bank. Upon the written acceptance (in such form as the Banks may approve) by the successor of its appointment as Agent:

         29.1 as regards the Borrower and each of the Banks, such successor shall become bound by all the obligations of the Agent and become entitled to all the rights, privileges, powers, authorities and discretions of the Agent under the Agreement or under the Security Documents;

         29.2 the agency of the retiring Agent shall terminate but without prejudice to any liabilities which the retiring Agent may have incurred prior to the termination of its agency;

         29.3 the retiring Agent shall be discharged from any further liability or obligations under this Agreement and the Security Documents; and

         29.4 the provisions of this Agreement shall continue to be in effect for the benefit of any retiring Agent in respect of any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

                             XIII.   Miscellaneous


30.      Costs:

         Any reasonable costs and expenses (including but not limited to all legal, accountants, and other out of pocket expenses) of the Agent incurred in connection with the preparation, signing, carrying out, administration, fulfilment and enforcement of this Agreement and the Security Documents shall be borne by the Borrower.

31.      Assignments:

         The rights and claims of the Borrower under this Agreement shall not be assignable by the Borrower without the prior written consent of the Banks. Nor may any Bank sell, assign, transfer, grant participations in, or otherwise dispose of all or any portion of their respective Commitment, or of its right, title and interest therein or thereto or to this Agreement.

32.      Amendments and Waiver:

         No amendment or waiver of any provision of this Agreement or any loan document shall in any event be effective unless the same shall be in writing and signed by the Banks.

         No failure to exercise and no delay in exercising on the part of the Agent and the Banks of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

33.      Partial Invalidity:

         If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. Any deficiency in this Agreement which might result from such invalidity or enforceability shall be remedied by supplemental interpretation of this Agreement under due consideration of the interests of the parties hereto.

34.      Confidentiality:

         The Borrower may from time to time designate certain documents or other information delivered by it to the Agent or the Banks pursuant to Section IX as confidential in nature, and the Agent and each Bank agree that they will use their customary procedures to keep such information confidential, it being understood that a) the Agent or any Bank may disclose such information to any other Bank with prior written consent of the Borrower which consent shall not be unreasonably withheld, and b) the Agent and each Bank has the right and may have the obligation, to disclose such information: (i) to any banking or other regulatory or examining authorities or to other governmental agencies; (ii) pursuant to subpoena or other legal process; (iii) the Agent's or such Bank's independent auditors and counsel and (iv) otherwise as may be required by law.

35.      Jurisdiction and Governing Law:

         This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Federal Republic of Germany.

         Place of performance and place of jurisdiction shall be Frankfurt am Main, Federal Republic of Germany.

36.      General Business Conditions:

         In addition to the foregoing provisions the AGBs shall apply.


In witness whereof, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of April 14, 1993.

/s/                                                                 /s/
- -----------------------------                                       ------------------------------------
on behalf of                                                        on behalf of
Arrow Electronics GmbH, Dreieich                                    Berliner Handels- und
                                                                    Frankfurter Bank, Frankfurt
                                                                    as agent



                                                                    /s/
                                                                    -----------------------------
                                                                    on behalf of
                                                                    Berliner Handels - und
                                                                    Frankfurter Bank
                                                                    for a commitment of DM 25,000,000.00


                                                                    /s/
                                                                    -----------------------------
                                                                    on behalf of
                                                                    National Westminster
                                                                    Bank AG
                                                                    for a commitment of
                                                                    DM 12,500,000.00



                                                                    /s/
                                                                    -----------------------------
                                                                    on behalf of
                                                                    Schweizerische
                                                                    Kreditanstalt
                                                                    (Deutschland) AG
                                                                    for a commitment of
                                                                    DM 12,500,000.00